DLH Announces $1 Million Share Repurchase Plan
Atlanta, Georgia – September 12, 2019 - DLH Holdings Corp. (NASDAQ: DLHC) (“DLH” or the “Company”), a leading provider of innovative healthcare services and solutions to federal agencies, today announced that the Company’s Board of Directors has approved a new plan to repurchase up to $1,000,000 of shares of DLH’s common stock. Share repurchases may be made through open market transactions in compliance with Securities and Exchange Commission Rule 10b-18, privately negotiated transactions, or other means. The Company did not set an expiration date for this plan. Any repurchase activity will depend on factors such as the Company’s working capital needs, applicable legal requirements, economic and market conditions, and other relevant factors. DLH had 12,036,161 shares of common stock outstanding as of September 1, 2019.

“Given our robust cash flow and current market valuation, we believe that repurchasing outstanding shares is a smart use of cash. We are positioned to implement this plan, in part, because we have already satisfied our required debt repayments for the next 15 months” stated Zach Parker, President and Chief Executive Officer of DLH. “We are confident we will maintain the financial resources necessary to continue to grow our business for the benefit of our shareholders and simultaneously repay our debt, on or ahead of schedule, for the benefit of our lenders.”
About DLH
DLH (NASDAQ:DLHC) serves federal government clients throughout the United States and abroad delivering technology enabled solutions in key health and human services programs. The Company's seven core competencies include secure data analytics, clinical trials and laboratory services, case management, performance evaluation, system modernization, operational logistics and readiness, and strategic digital communications. DLH has over 1,900 employees serving numerous government agencies. For more information, visit the corporate website at www.dlhcorp.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that refer to expectations, projections or of future events or circumstances or that are not statements of historical fact (including without limitation statements to the effect that the Company or its management “believes”, “expects”, “anticipates”, “plans”, “intends” and similar expressions) should be considered forward looking statements that involve risks and uncertainties which could cause actual events or DLH’s actual results to differ materially from those indicated by the forward-looking statements. Statements regarding our plans with respect to share repurchases reflect our current beliefs and assumptions and are subject to various risks and uncertainties, including our stock price, the trading volume of our stock, our cash flows from operations, general economic conditions, and others that are more fully described in our filings with the SEC, including under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2018, and in our subsequent filings with the SEC. Such forward-looking statements are made as of the date hereof and may become outdated over time. The Company does not assume any responsibility for updating forward-looking statements, except as may be required by law.
CONTACTS:
{N0231298 }

INVESTOR RELATIONS
Contact: Chris Witty
Phone: 646-438-9385
Email: cwitty@darrowir.com

{N0231298 }